Exhibit 16.1
June 24, 2025
Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Commissioners:

We have read Item 4.01 of Form 8-K dated June 18, 2025, of Armada Hoffler Properties, Inc. and are in agreement with the statements contained in paragraphs one through four therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Ernst & Young LLP